EXHIBIT 4.3
RESOLUTION FOR THE TRANSFER OF INTELLECTUAL ASSETS


UNANIMOUS WRITTEN CONSENT TO ACTION WITHOUT A MEETING OF THE BOARD OF DIRECTORS OF U.S.A. SUNRISE BEVERAGES, INC.
Resolution to Transfer Intellectual Assets, Rights.

	The undersigned, hereby certifies that the Board of Directors (The "Board") of U.S.A. Sunrise Beverages, Inc., a South Dakota Corporation, (the "Corporation"), thereby adopted the following resolution by written consent effectively immediately.

 	The undersigned, constituting all of the members of the Board of Directors ( the "Board") of U.S.A. Sunrise Beverages, Inc., a South Dakota Corporation, (the "Corporation"), this 14th day of August, 2002, hereby adopt the following Resolution by written consent effectively immediately.

	WHEREAS, The Board, had previously adopted a Resolution to incorporate an independent subsidiary in the State of Nevada, which incorporated on July 22, 1999, under the name of Sunrise U.S.A. Incorporated; and

	WHEREAS, the incorporation in Nevada of Sunrise U.S.A. Incorporated has the purpose of continuing the business of U.S.A. Sunrise Beverages, Inc., with the same products and technology as the ones presently owned by the Corporation; and

	WHEREAS, the Board believes it is in the best interest of the Corporation to pursue the corporation business under the newly formed Sunrise U.S.A. Incorporated, by transferring all of the Corporation rights, title and interest to all intellectual property and any and all formulas, and technology including, but not insuring the contractual relations for manufacturing, production and distribution capacity for water and/or soft drinks. This transferring being effected without debt to any of the entities.

	THEREFORE BE IT RESOLVED, that the Board hereby authorizes, approves and transfers for one or more valuable consideration all contracts, rights title and interest to all intellectual property and any and all formulas, and technology including the contractual relations (if any) for manufacturing, production and distribution capacity for water and/or soft drinks presently owned or contracted directly or indirectly by U.S.A. Sunrise Beverages, Inc.

	FURTHER RESOLVED, that the Corporation shall reconcile its statements as to show this transfer as effected without other effect, except to balance and zero out the appropriate accounts, showing the transferred intellectual; property and any and all formulas and technology for water and/or soft drinks presently owned or contracted directly or indirectly by U.S.A. Sunrise Beverages, Inc., no longer as assets of U.S.A. Sunrise Beverages, Inc.

	FURTHER RESOLVED, that the President of the Corporation is hereby authorized, empowered and directed, in the name of the Corporation, to execute and deliver all such documents, schedules, instruments and/or perform all such acts and things, and to execute and deliver all such other documents as may be necessary now or from time to time in order to assist and carry out the purpose of this Resolution, that all of the acts and doings of any such officer that are consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.



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	Dated August 14, 2002

/s/ GENE FAIRCHILD
__________________________
Gene Fairchild, Secretary